EXHIBIT 2a

Articles of Domestication

Foreign Corporation Domesticating to Florida

The undersigned, Darryl M. Sanders, Chief Executive Officer of CLStv Corp., a foreign corporation, in accordance with §607.11922, Florida Statutes, does hereby certify:

1. Then name of the domesticating corporation is CLStv Corp.

2. The jurisdiction and date of its formation is State of Nevada, United States of America, and its date of incorporation was January 23, 2009 and its Nevada Entity No. is E0048472009-4.

3. The name of the domesticated corporation is CLStv Corp.

4. The jurisdiction of formation of the domesticated corporation is Florida.

5. The domestication corporation is a foreign corporation and the domestication was approved in accordance with its organic law.

6. Attached are Florida Articles of Incorporation to complete the domestication requirements pursuant to s.607.0202, F.S.

I certify I am authorized to sign these Articles of Domestication on behalf of the corporation.

/s/ Darryl M. Sanders

Darryl M. Sanders

Chief Executive Officer

CLStv Corp., a Nevada corporation

August 18, 2021

ARTICLES OF INCORPORATION

In compliance with Chapter 607, F.S. (Profit)

ARTICLE I NAME

The name of the corporation shall be CLStv Corp.

ARTICLE II PRINCIPAL OFFICE

The principal place of business address and mailing address are:

Principal Place of Business	Mailing address
2081 Fontainbleau Drive	2081 Fontainbleau Drive
Conyers, Georgia 30094	Conyers, Georgia 30094

ARTICLE III PURPOSE

The purpose for which the corporation is organized is to conduct any business which may be lawfully conducted by a Florida for profit corporation.

ARTICLE IV SHARES

The number of shares of common stock the Corporation is authorized to issue is Two Billion (2,000,000,000), par value $0.001 per share.

The share consolidation (reverse stock split) of 1:20 previously approved by certificate of amendment to the Corporation’s Nevada charter has not been implemented and is hereby cancelled and terminated.

ARTICLE V INITIAL DIRECTORS AND/ OR OFFICERS

Title	Name/Address
Director and Chief Executive Officer	Darryl M. Sanders
2081 Fontainbleau Drive
Conyers, Georgia 30094

ARTICLE VI INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the registered agent is:

Jackson L. Morris, Esq.

126 21st Avenue Southeast

St. Petersburg, Florida 33705

HAVING BEEN NAMED AS REGISTERED AGENT AND TO ACCEPT SERVICE OF PROCESS FOR THE ABOVE STATED CORPORATION AT THE PLACE DESIGNATED IN THIS CERTIFICATE, I AM FAMILIAR WITH AND ACCEPT THE APPOINTMENT AS REGISTERED AGENT AND AGREE TO ACT IN THIS CAPACITY.

/s/ Jackson L. Morris	August 18, 2021
Jackson L. Morris

I submit this document and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155.F.S.

/s/ Darryl M. Sanders	August 18, 2021
Darryl M. Sanders
Chief Executive Officer